EXHIBIT 23.2
REPORT ON SCHEDULES OF DELOITTE & TOUCHE LLP

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of
Acceptance Insurance Companies Inc. and Subsidiaries

We have audited the consolidated financial statements of Acceptance Insurance Companies Inc. and subsidiaries as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, and have issued our report thereon dated March 20, 2002; such financial statements and report are included in your 2001 Annual Report to Stockholders and are incorporated herein by reference.  Our audits also included the financial statement schedules of Acceptance Insurance Companies Inc. and subsidiaries, listed in Item 14.  These financial statement schedules are the responsibility of the Company's management.  Our responsibility is to express an opinion based on our audits.  In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Omaha, Nebraska
March 20, 2002